Exhibit 99

MGM RESORTS INTERNATIONAL ENTERS INTO AN AMENDMENT TO ITS BORGATA SETTLEMENT AGREEMENT IN NEW JERSEY

Las Vegas, July 22 - MGM Resorts International (NYSE: MGM) today announced that it has entered into an amendment, subject to approval by the New Jersey Casino Control Commission (CCC), with respect to its settlement agreement with the New Jersey Division of Gaming Enforcement (DGE) under which it will sell its 50% ownership interest in the Borgata Hotel Casino & Spa in Atlantic City.

The amendment provides that the mandated sale of the trust property be increased by 18 months to 48 months. During the first 36 months (or until March 24, 2013), MGM Resorts has the right to direct the trustee to sell the trust property. If a sale is not concluded by that time, the trustee will be responsible for selling MGM’s interest in the Borgata during the following 12-month period. All other material terms of the settlement agreement remain unchanged.

The Casino Control Commission is expected to hold a hearing on the amendment to the settlement on August 8, 2011.

MGM remains the sole economic beneficiary of the trust. MGM Resorts International owns its interest in the Borgata through a 50-50 joint venture with Boyd Gaming Corporation whose interest is not affected by the settlement.

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MGM Resorts International (NYSE: MGM) is one of the world’s leading global hospitality companies, operating a peerless portfolio of destination resort brands, including Bellagio, MGM Grand, Mandalay Bay and The Mirage. In addition to its 51% interest in MGM China Holdings and the MGM Macau, the Company has significant holdings in gaming, hospitality and entertainment, owns and operates 15 properties located in Nevada, Mississippi and Michigan, and has 50% investments in three other properties in Nevada and Illinois. One of those investments is CityCenter, an unprecedented urban resort destination on the Las Vegas Strip featuring its centerpiece ARIA Resort & Casino. Leveraging MGM Resorts’ unmatched amenities, the M life loyalty program delivers one-of-a-kind experiences, insider privileges and personalized rewards for guests at the Company’s renowned properties nationwide. Through its hospitality management subsidiary, the Company holds a growing number of development and management agreements for casino and non-casino resort projects around the world. MGM Resorts International supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its gaming properties. The Company has been honored with numerous awards and recognitions for its industry-leading Diversity Initiative, its community philanthropy programs and the Company’s commitment to sustainable development and operations. For more information about MGM Resorts International, visit the Company’s Web site at www.mgmresorts.com.

Statements in this release which are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the hearing on the amendment. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

CONTACTS:

Investment Community	News Media
DANIEL D’ARRIGO	ALAN M. FELDMAN
Executive Vice President, CFO & Treasurer	Senior Vice President of Public Affairs
(702) 693-8895	(702) 650-6947 or
afeldman@mgmresorts.com

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